Exhibit 99.1

Touchpoint Group Holdings Announces Commercial Launch of Royal Personal Training app

Touchpoint platform connects fans and brands while promoting wellness in new ways during COVID-19 pandemic

The RPT Live app allows fans to participate in live stream fitness, motivation and focused well-being classes from the safety of home

MIAMI, Florida – December 11, 2020 — Touchpoint Group Holdings, Inc. (OTCQB: TGHI), a media and digital technology holding company, today announced that its licensee, Royal Personal Training (“RPT” or “Royal”), has commercially launched its Touchpoint app (RPT Live) in the iOS store.

The RPT Live fitness app provides subscribers the ability to live stream classes hosted by RPT’s thriving team of 40 elite instructors proficient in nutritional counseling, goal mapping, exercise testing, body composition analysis, and much more, as well as provide access to class schedules, descriptions and original merchandise. In addition to the multi-category, on-demand video classes, the RPT team of instructors will live stream and upload classes to the app, providing users access to content anytime and anywhere. The RPT Live fitness application is now available for download on any iOS device via Apple’s App Store with subscriptions available for $19.99 per month.

To expand RPT into the online world of fitness, Shahin Safai founder and CEO, along with his brother Shayan and sister Shiva, have created a platform to take RPT to the next level. The three siblings are not just running the bricks-and-mortar location, based in Beverly Hills, CA, but they have also developed a strategic launch campaign for RPT Live that includes many of the top celebrities and influencers using their social media platforms. For the past 6 months, RPT Live has been the company’s highest priority.

Shahin Safai, founder of RPT, commented, “We are excited to commercially launch RPT Live as the premier online personal training app. For the past 7 years, we have established RPT as one of the most exclusive, results-driven personal training facilities in the world. The launch of our online business will propel RPT to the next level. Both Shayan and Shiva are now focusing on an intensive marketing campaign, which will involve many of our close friends who are considered to be celebrities all over the world. With this intensive campaign, I expect to rapidly attract subscribers to our premium service and we are aiming to achieve around 1,000 subscribers within the next 60 days, with a goal of attracting over 50,000 subscribers in the next 12 months. Currently, we are all experiencing a new way of life with the COVID-19 situation and we will now be able to offer fitness and well-being from the comfort and safety of our home. Our partnership with Touchpoint is critical, and they are now truly an inseparable part of the RPT team and the success of the RPT Live app. They are doing something really special with their technology, which will allow us to project our brand within the fitness community, globally.”

Mark White, CEO of Touchpoint, said, “We look forward to suporting the success of RPT’s online business. The launch of RPT Live is the culmination of our joint efforts and features compelling content that will enrich and enhance RPT Live subscribers. We are proud to be working with Shahin and the team at Royal Personal Training to bring RPT Live to their subscribers utilizing our Touchpoint platform. Importantly, the Touchpoint app is helping celebrities and fans connect in new ways during the COVID-19 pandemic. With fitness centers around the world closed due to health concerns, the Touchpoint app provides users the ability to stream live and recorded interactive content from Royal’s elite trainers and work out with celebrities and influencers from the safety and convenience of their homes. In addition, RPT is using Touchpoint to launch and sell their new line of fitness merchandise. We look forward to helping build RPT’s online business with Shahin, and to put RPT at the forefront of on demand fitness.”

About Touchpoint Group Holdings.

Touchpoint Group Holdings Inc. is a media and digital technology acquisition and software company. For more information, see http://touchpointgh.com/.

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact

Crescendo Communications, LLC
212-671-1021
tghi@crescendo-ir.com